Exhibit 99.1

FOR IMMEDIATE RELEASE                                                              October 8, 2003

First National Bank of Spartanburg Announces 95% Increase in Pre Tax Earnings for Third Quarter of 2003 -

First National Bancshares, Inc., the bank holding company for First National Bank of Spartanburg, today announced record financial results for the quarter and nine months ended September 30, 2003.

Net income for the nine months ended September 30, 2003 was $632,260 or $.47 per diluted share compared to net income of $353,626 or $.27 per diluted share in the same period last year, an increase of 79% in net income and 74% in earnings per diluted share.

Total assets ended the quarter at $166.5 million, an increase of 40.9% over total assets of $118.2 million a year ago. Total loans increased 32.8% to $119.3 million as compared to $89.8 million at September 30, 2002. Deposits ended the quarter at $144.5 million compared to $104.1 million at September 30, 2002, or an increase of 38.8%.

First National posted pre-tax income of $359,929 for the quarter or an increase of 94.7% over pre-tax income of $184,846 for the same period last year. Net income after taxes for the quarter was $231,782 as compared to $210,146 for the same period last year. Earnings per diluted share rose to $.17 for the quarter ending September 30, 2003.

Jerry L. Calvert, President and CEO, said, “We are pleased with our performance to date and continue to experience quality loan and deposit growth at all locations. We are recording increased profitability each quarter as a result of continued earning asset growth although our net interest income has been squeezed during this period of historically low interest rates.”

Mr. Calvert continued, “We are optimistic about the future as we continue to execute our strategic plan in this challenging economic environment. We believe we are well-positioned to achieve substantially greater earnings once interest rates begin to move up.”

First National Bank of Spartanburg provides a wide range of financial services to consumer and commercial customers through three full-service offices in Spartanburg County and is a wholly-owned subsidiary of the bank holding company, First National Bancshares, Inc. Its stock is traded on the OTC Bulletin Board under the symbol, FNSC. Additional information about First National is available on its web site at www.firstnational-online.com.

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future growth and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, greater than expected non interest expenses or excessive loan losses which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

        CONTACT:                      Jerry L. Calvert     (864) 594-5690   (Work)      (864) 590-8858   (Cell)